Exhibit 10.32

December 1, 2011

[NAME]

[TITLE]

Rib-X Pharmaceuticals, Inc.

RE:	Severance Agreement

Dear [NAME]:

You are a key member of the senior management team of Rib-X Pharmaceuticals, Inc. (the “Company”). As a result, the Company is providing you with the following benefits in consideration of your continued employment with the Company.

I.	Definitions. For the purposes of this Severance Agreement (this “Agreement”), capitalized terms shall have the following meanings:

1. “Cause” shall mean:

(a)	your conviction of or your plea of guilty to or confession of an act of fraud, misappropriation or embezzlement or any felony;

(b)	your willful refusal or failure to follow a lawful directive or instruction of the Company’s board of directors or the individual(s) to whom you report;

(c)	in carrying out your duties, you commit material dishonesty or you breach a fiduciary duty to the Company;

(d)	you engage in conduct which causes material injury to the Company, monetarily or otherwise;

(e)	you use illegal substances at any time; or

(f)	you materially breach any Company policies regarding confidentiality, insider trading, any employment agreement with the Company then in effect or your Employee Noncompetition, Nondisclosure and Developments Agreement.

2. “Change in Control” shall mean the date:

(a)	any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner of our securities representing 50% or more of the total voting power of the Company’s then-outstanding voting securities, pursuant to a transaction which the Company’s board of directors does not approve;

(b)	the Company undergoes a merger, reorganization or other consolidation, including the sale of substantially all of the Company’s assets, in which the Company is not the surviving entity and in which the persons holding the Company’s outstanding equity immediately prior to such merger, reorganization or consolidation own less than 50% of the surviving entity’s voting power immediately after the transaction; or

(c)	a change in the composition of the Company’s board of directors, as a result of which fewer than a majority of the directors are incumbent directors. Incumbent directors shall mean directors who either (A) are Company directors as of November 11, 2011, or (B) are elected, or nominated for election, to the Company’s board of directors with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination, but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members to the Company’s board of directors.

And provided further that in each of the foregoing cases, the Change in Control also meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Code Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective control of a corporation” within the meaning of Code Treasury Regulation §1.409A-3(i)(5)(vi) or a “a change in the ownership of a substantial portion of the corporation’s assets” within the meaning of Code Treasury Regulation §1.409A-3(i)(5)(vii).

3.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

4.	“Disability” shall mean a disability as determined under the Company’s long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a “disability” as defined Section 22(e)(3) of the Code.

5.	“Good Reason” shall mean one of the following events has occurred without your consent:

(a)	your annual base salary is decreased;

(b)	the office to which you are assigned is relocated to a place 35 or more miles away from your present location; or

(c)	the Company breaches the material terms of any employment agreement then in effect or you experience a material adverse change to your primary responsibilities or duties.

And provided further that Good Reason shall not exist unless and until within 90 days after the event giving rise to Good Reason under (a), (b) or (c) above has occurred, you deliver a written termination notice to the Company stating that an event giving rise to Good Reason has occurred and identifying with reasonable detail the event that you assert constitutes Good Reason under (a), (b) or (c) above and the Company fails or refuses to cure or eliminate the event giving rise to Good Reason on or within 30 days after receiving your notice. To avoid doubt, the termination of your employment would become effective at the close of business on the thirtieth day after the Company receives your termination notice, unless the Company cures or eliminates the event giving rise to Good Reason prior to such time.

6. “Termination Date” shall mean the last day of your employment with the Company.

II.	Severance Benefits

1.	Severance shall be paid to you if your employment is terminated by the Company (except for termination for Cause or due to a Disability) or if you, of your own initiative, terminate your employment for Good Reason (in accordance with the notice and cure provisions in this Agreement), provided that the termination of your employment also constitutes a “separation from service” as defined by Code Treasury Regulation §1.409A-1(h).

2.	In the event you are eligible for severance, the Company shall make a cash payment (the “Severance Payment”) to you in an amount equal to six months of your annual base salary (less applicable withholdings) on a payroll basis (provided, however, that if you terminate your employment for Good Reason based on a reduction in your annual base salary, then the annual base salary to be used in calculating the Severance Payment shall be your annual base salary in effect immediately prior to such reduction in annual base salary). If you are covered under the Company’s group medical and dental coverage as of the Termination Date, and if you are eligible to continue such coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse the employer portion of the premium costs (consistent with the Company’s policy for active employees) of such continuation coverage until the earlier of (i) the end of the sixth month following the Termination Date; or (ii) the date that you become eligible for coverage under another group health plan.

3.	The Severance Payment will only be made in exchange for a general release to be executed by you, which becomes enforceable and irrevocable within 60 days of your Termination Date, of all claims against the Company, its subsidiaries, and its and their officers, directors and representatives, in a form satisfactory to the Company. The Severance Payment shall begin within ten days after the execution by you of the general release and expiration without revocation of any applicable revocation periods under such general release, provided that, if the 60 day period during which the release is required to become effective and irrevocable begins in one calendar year and ends in another calendar year, the Severance Payment shall be made in the second calendar year.

4.	You shall not be required to mitigate the amount of the Severance Payment or any other benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced (except as provided in this Agreement) by any compensation earned by you as the result of other employment, by retirement benefits, or be offset against any amount claimed to be owed by you to the Company or otherwise (except for any required withholding taxes); provided, that if the Company makes any other severance payments to you under any other program or agreement, such amounts shall be offset against the payments the Company is obligated to make pursuant to this Agreement.

III.	Pro-Rated Bonus upon Change in Control

If, within six (6) months of the effective date of a Change in Control, you are terminated without Cause or you resign for Good Reason, you will be entitled to the pro-rata portion of the Annual Bonus for the year in which the termination of the your employment occurs, based on the number of months of completed employment up to the Termination Date, payable no later than March 1 of the following year, in one lump-sum amount (less required withholdings).

IV.	Miscellaneous.

1.

Section 409A Compliance. The payments and benefits provided for in Section II of this Agreement constitute an involuntary separation plan pursuant to Treas. Reg. §1.409A-1(n), and thus is not “non-qualified deferred compensation” subject to Section 409A of the Code. To the extent that any of the payments or benefits provided for in Section II are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the Code, however, the following interpretations apply: Any termination of your employment triggering payment of benefits under Section II must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company or any of its parents, subsidiaries or affiliates at the time your employment terminates), any benefits payable under Section II that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date a separation from service becomes effective, any benefits payable under Section II that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date your separation from service becomes effective, and (ii) the date of your death, but only to the extent necessary to avoid such penalties under

Section 409A of the Code. On the earlier of (i) the business day following the six-month anniversary of the date your separation from service becomes effective, and (ii) your death, the Company shall pay you (or your estate) in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date under Section II of this Agreement. It is intended that each installment of the payments and benefits provided under Section II of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

2.	Employee’s Obligations. Upon the termination of employment, you shall promptly deliver to the Company all property of the Company and all material documents, data and other items which may by in your possession or under your control and which relate in a material way to the business or affairs of the Company or its subsidiaries, and no copies of any such documents or any part thereof shall be retained by you. Any post-employment obligations you may have pursuant to separate agreements supplement but do not supersede this Agreement and shall survive as provided for in such separate agreements.

3.	Entire Agreement. This Agreement and any employment or confidentiality and non-competition and equity agreements previously executed by you covers the entire understanding of the parties as to the subject matter hereof, superseding all prior understandings and agreements related hereto. No modification or amendment of the terms and conditions of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

4.	Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, as applied to contracts entered into and performed entirely in Connecticut by Connecticut residents.

5.	Successors and Assigns. This Agreement may be assigned by the Company upon a sale, transfer or reorganization of the Company. Upon a Change in Control, the Company shall require the successor to assume the Company’s rights and obligations under this Agreement. The Company’s failure to do so shall constitute a material breach of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, permitted assigns, legal representatives and heirs.

Kindly indicate your acceptance of the foregoing by signing and dating this Agreement as noted below, and returning one fully executed original to my attention.

Very truly yours,

Rib-X Pharmaceuticals, Inc.

By:
Mark Leuchtenberger

ACCEPTED AND AGREED:

NAME

DATE

List of Officers to Whom Provided

Robert A. Conerly

Erin M. Duffy, Ph.D.

Scott J. Hopkins, M.D.

Jarrod Longcor

Anthony Sabatelli, Ph.D., J.D.

Colleen Wilson